As filed with the Securities and Exchange Commission on April 23, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UAL Corporation
(Exact name of registrant issuer as specified in its charter)

United Air Lines, Inc.
(Exact name of registrant guarantor as specified in its charter)

Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

36-2675207	36-2675206
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

77 West Wacker Drive
Chicago, Illinois 60601
(312) 997-8000
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Paul R. Lovejoy
Senior Vice President, General Counsel and Secretary
UAL Corporation
77 West Wacker Drive
Chicago, Illinois 60601
(312) 997-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
William V. Fogg, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
(212) 474-1000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box ☐

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
	Amount		Maximum		Maximum		Amount of
Title of Each Class of	to be		Offering Price		Aggregate		Registration
Securities to be Registered	Registered		per Unit		Offering Price		Fee

4.50% Senior Limited-Subordination Convertible Notes due 2021 of UAL Corporation(3)	$726,000,000	(1)	100	%(2)	$726,000,000		$22,288.20
Guarantee of 4.50% Senior Limited-Subordination Convertible Notes due 2021 by United Air Lines, Inc.	—		—		—		—(3)
Common Stock of UAL Corporation, $0.01 par value	20,838,741	(4)	—		—		—(5)
Common Stock of UAL Corporation, $0.01 par value	381,214	(6)	$42.85	(7)	$16,335,019.90	(7)	$501.49

(1)	Represents the aggregate principal amount of the 4.50% Senior Limited-Subordination Convertible Notes due 2021 issued by UAL Corporation.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(i).

(3)	Pursuant to Rule 457(n), no registration fee is required with respect to the guarantee.

(4)	Represents the number of shares of UAL Corporation common stock issuable upon conversion of the notes at an initial conversion rate equivalent to 28.7035 shares of common stock per $1,000 initial principal amount of notes (which represents an initial conversion price of approximately $34.84 per share). Pursuant to Rule 416 under the Securities Act, the registrant is also registering such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the conversion rate adjustment provisions relating to the notes.

(5)	No additional consideration will be received for the common shares and therefore, pursuant to Rule 457(i), no registration fee is required.

(6)	Represents 381,214 shares of UAL Corporation common stock which may be issued and paid in lieu of cash, at UAL’s option, as interest on the notes.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Such price is based upon the average of the high and low sales price of UAL Corporation common stock as reported on the Nasdaq Global Select Market on April 17, 2007.

PROSPECTUS

UAL CORPORATION
$726,000,000

4.50% SENIOR LIMITED-SUBORDINATION CONVERTIBLE NOTES DUE 2021,
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF
THE NOTES OR IN PAYMENT OF ACCRUED INTEREST ON THE NOTES
AND RELATED GUARANTEE BY UNITED AIR LINES, INC.

UAL Corporation (“UAL”) issued an aggregate principal amount of $726 million of its 4.50% Senior Limited-Subordination Convertible Notes due 2021 (the “notes”) on July 25, 2006. The notes are guaranteed on an unsecured basis by UAL’s wholly-owned subsidiary United Air Lines, Inc. (“United”).

This prospectus will be used by the selling securityholders from time to time to resell their notes and the shares of UAL common stock issuable upon conversion of the notes or in payment of accrued interest on the notes. Neither UAL nor United will receive any proceeds from the sale of the notes or the shares of UAL common stock offered by this prospectus.

The notes bear interest at an annual rate of 4.50%, payable in cash on June 30 and December 31 of each year; provided that UAL may elect to pay interest in UAL common stock on any interest payment date prior to the first anniversary of the issuance of the notes. The notes will mature on June 30, 2021. The notes and the related guarantee rank junior in payment upon liquidation or dissolution to UAL’s obligations, and the obligations of United as guarantor, with respect to UAL’s 5% Senior Convertible Notes due 2021 and 6% Senior Notes due 2031 and are pari passu with all other current and future senior unsecured debt of UAL and United. The notes and the related guarantee are effectively subordinated to UAL’s and United’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes and the related guarantee are also effectively subordinated to the liabilities of all other subsidiaries of UAL and United.

Holders may convert, at any time after October 23, 2006, and prior to the close of business on the second business day preceding the earlier of maturity or redemption, all or a portion of their notes into shares of UAL common stock. The conversion rate will initially be 28.7035 shares of UAL common stock per $1,000 principal amount of notes (subject to adjustment in certain events). This is equivalent to a conversion price of approximately $34.84 per share of UAL common stock. UAL may elect to pay holders surrendering notes for conversion shares of UAL common stock or cash or a combination of shares of UAL common stock and cash.

The notes are not redeemable prior to July 5, 2011. On or after July 5, 2011, UAL may redeem the notes at its option, in whole or in part, at a price equal to 100% of the principal, plus any accrued and unpaid interest to but not including the date of redemption. UAL may elect to pay all or a portion of the redemption price in UAL common stock if UAL common stock has traded at no less than 125% of the conversion price for the 60 consecutive trading days immediately prior to the redemption date. Upon a change in ownership or a fundamental change (as defined herein), holders of the notes will have the right to require UAL to purchase all or a portion of their notes at a purchase price equal to 100% of the principal, plus any accrued and unpaid interest to but not including the date of purchase. UAL may elect to pay all or a portion of the purchase price in UAL common stock. Holders may also require UAL to purchase for cash or shares of UAL common stock or a combination thereof, at UAL’s election, all of their notes on June 30, 2011 and June 30, 2016 at a purchase price equal to 100% of the principal, plus any accrued and unpaid interest to but not including the purchase date.

UAL and United have agreed, pursuant to a registration rights agreement, to file a registration statement, of which this prospectus is a part, with the Securities and Exchange Commission (the “SEC”) with respect to resales of the notes and the UAL common stock issuable upon conversion of the notes or in payment of accrued interest on the notes. In the event that UAL and United fail to comply with certain obligations under the registration rights agreement, UAL will be required to pay liquidated damages on the notes.

There is no established market for the notes. The selling securityholders may sell the securities offered by this prospectus from time to time on any exchange on which such security may be listed on terms to be negotiated with buyers. They may also sell the securities in private sales or through underwriters, brokers, dealers or agents.

The selling securityholders may sell the securities at prevailing market prices or at prices negotiated with buyers. The selling securityholders will be responsible for any commissions or discounts attributable to the sale of the notes or UAL common stock.

The notes are not currently listed nor does UAL intend to list the notes on any national securities exchange or any automated quotation system.

UAL common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “UAUA”. The last reported sale price of UAL common stock on April 20, 2007, was $40.85 per share. You are urged to obtain current market quotations for UAL common stock.

Investing in the notes and UAL common stock involves risks. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS APRIL 23, 2007.

We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are not, and the selling securityholders are not, offering to sell or seeking offers to buy, the securities in any jurisdiction other than where an offer or sale is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes and shares of UAL common stock.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration or continuous offering process. Under the shelf process, certain selling securityholders may from time to time sell the notes or shares of UAL common stock described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the notes and UAL common stock that the selling securityholders may offer. Each time a selling securityholder sells notes or UAL common stock in an underwritten offering or in a manner not described herein that we are advised of, we will provide you with a prospectus supplement containing specific information about the terms of the offering and the means of distribution. A prospectus supplement may include other special considerations applicable to such offering of the notes or shares of UAL common stock. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information”.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference in this prospectus are forward-looking and thus reflect UAL’s and United’s current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to UAL’s and United’s operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects”, “will”, “plans”, “anticipates”, “indicates”, “believes”, “forecast”, “guidance”, “outlook” and similar expressions are intended to identify forward-looking statements.

Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this prospectus are based upon information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

UAL’s and United’s actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: their ability to comply with the terms of United’s credit facility and other financing arrangements; the costs and availability of financing; their ability to execute their business plan; their ability to realize benefits from the resource optimization efforts and cost reduction initiatives; their ability to utilize net operating losses; their ability to attract, motivate and/or retain key employees; their ability to attract and retain customers; demand for transportation in the markets in which they operate; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices, costs of aviation fuel and refining capacity in relevant markets); their ability to cost-effectively hedge against increases in the price of aviation fuel; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom they have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs associated with security measures and practices; labor costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand; capacity decisions of competitors; U.S. or foreign governmental legislation, regulation and other actions; their ability to maintain satisfactory labor relations; any disruptions to operations due to any potential actions by their labor groups; weather conditions; and other risks and uncertainties described in the section entitled “Risk Factors” of this prospectus and in the UAL Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in the Annual Report of United on Form 10-K for the fiscal year ended December 31, 2006, as well as other risks and uncertainties set forth from time to time in the reports filed by UAL and United with the SEC. Consequently, the forward-looking statements should not be regarded as representations or warranties by UAL or United that such matters will be realized.

SUMMARY OF THE PROSPECTUS

This summary highlights information from this prospectus and may not contain all of the information that is important to you. Accordingly, we encourage you to carefully read this entire prospectus, including the documents that are incorporated by reference. You may obtain a copy of the documents that we have incorporated by reference without charge by following the instructions in the section entitled “Where You Can Find More Information”.

Our Business

UAL is a holding company whose principal subsidiary is United. United’s operations, which consist primarily of the transportation of persons, property, and mail throughout the United States and abroad, accounted for most of our revenues and expenses in 2006. United provides these services through full-sized jet aircraft as well as smaller aircraft in its regional operations conducted under contract by “United Express®” carriers.

United is one of the largest passenger airlines in the world with more than 3,600 flights a day to more than 200 destinations through its mainline and United Express services. United offers approximately 1,550 average daily mainline (including Tedsm) departures to more than 120 destinations in 30 countries and two U.S. territories, including the Washington Dulles-Rome service commencing in the first half of 2007. United provides regional service, connecting primarily via United’s domestic hubs, through marketing relationships with United Express carriers, which provide more than 2,050 average daily departures to approximately 160 destinations. United serves virtually every major market around the world, either directly or through its participation in the Star Alliance®, the world’s largest airline network.

United offers services that we believe will allow it to generate a revenue premium by meeting distinct customer needs. This strategy of market segmentation is intended to optimize margins and costs by offering the right service to the right customer at the right time. These services include:

•	United mainline, including United First®, United Business® and Economy Plus®, the last providing three to five inches of extra legroom on all United mainline flights (including Ted), and on explussm regional jet flights;

•	Ted, a low-fare service, now operating 56 aircraft and serving 20 airports with over 210 daily departures from all United hubs;

•	p.s.sm—a premium transcontinental service connecting New York with Los Angeles and San Francisco; and

•	United Express, with a total fleet of 289 aircraft operated by regional partners, including over 100 70-seat aircraft that offer explus, United’s premium regional first class service, redefining the regional jet experience.

We also generate significant revenue through United’s Mileage Plus® Frequent Flyer Program, United Cargosm, and United Services.

Our Corporate Information

Our executive offices are located at 77 West Wacker Drive, Chicago, Illinois 60601, and our telephone number at that location is (312) 997-8000. Our website can be accessed at www.united.com. Information contained on our website does not constitute part of this prospectus.

THE OFFERING

Issuer	UAL Corporation.

Securities Offered	$726,000,000 aggregate principal amount of 4.50% Senior Limited- Subordination Convertible Notes due 2021 and shares of UAL common stock issuable upon conversion of the notes or in payment of accrued interest on the notes.

Maturity	The notes will mature on June 30, 2021, unless earlier redeemed, repurchased or converted.

Interest	Interest on the notes is payable in cash at an annual rate of 4.50%, on June 30 and December 31 of each year; provided that UAL may elect to pay interest in UAL common stock on any interest payment date prior to the first anniversary of the issuance of the notes.

Guarantee	The notes are unconditionally guaranteed on an unsecured basis by United.

Ranking	The notes and the related guarantee rank junior in payment upon liquidation or dissolution to UAL’s obligations, and the obligations of United as guarantor, with respect to UAL’s 5% Senior Convertible Notes due 2021 and 6% Senior Notes due 2031 and are pari passu with all other current and future senior unsecured debt of UAL and United. The notes and the related guarantee are effectively subordinated to UAL’s and United’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes and the related guarantee are also effectively subordinated to the liabilities of all other subsidiaries of UAL and United.

As of March 31, 2007, UAL had:

• approximately $1,868 million of outstanding senior secured indebtedness that ranks senior to the notes, consisting of its guarantee of $1,864 million of borrowings under United’s credit facility and its guarantee of $4 million of secured debt of another subsidiary;

• $650 million of senior unsecured indebtedness that ranks senior to the notes, consisting of UAL’s 5% Senior Convertible Notes due 2021 and 6% Senior Notes due 2031; and

• no outstanding senior unsecured indebtedness that ranks equally with the notes.

As of March 31, 2007, United had:

• approximately $6,766 million of outstanding senior secured indebtedness that ranks senior to its guarantee of the notes, consisting of $1,864 million of borrowings under its credit facility and $4,902 million of secured notes;

• $650 million of senior unsecured indebtedness that ranks senior to its guarantee of the notes, consisting of its guarantee of UAL’s 5% Senior Convertible Notes due 2021 and 6% Senior Notes due 2031; and

• $261.4 million of senior unsecured indebtedness that ranks equally with its guarantee of the notes, consisting of its guarantee of special facilities airport revenue bonds issued by the city and county of Denver, Colorado due 2032. United’s guarantee of the special facilities airport revenue bonds due 2032 is not reflected as a debt obligation in its statement of financial position.

As of March 31, 2007, all other UAL and United subsidiaries had approximately $4 million of outstanding indebtedness.

Conversion Rights	Holders may convert, at any time after October 23, 2006, and prior to the close of business on the second business day preceding the earlier of maturity or redemption, all or a portion of their notes into shares of UAL common stock. The conversion rate will initially be 28.7035 shares of UAL common stock per $1,000 principal amount of notes (subject to adjustment in certain events). This is equivalent to a conversion price of approximately $34.84 per share of UAL common stock. UAL may elect to pay holders surrendering notes for conversion shares of UAL common stock or cash or a combination of shares of UAL common stock and cash.

Sinking Fund	None.

Redemption of Notes at Our Option	On or after July 5, 2011, UAL may redeem the notes at its option, in whole or in part on a pro rata basis, at a price equal to 100% of the principal, plus any accrued and unpaid interest to but not including the date of redemption. UAL may elect to pay all or a portion of the redemption price in UAL common stock if UAL common stock has traded at no less than 125% of the conversion price for the 60 consecutive trading days immediately prior to the redemption date. See “Description of the Notes—Redemption of Notes at Our Option”.

Purchase of Notes by Us at the Option of the Holder	Holders may require UAL to purchase for cash or shares of UAL common stock or a combination thereof, at UAL’s election, all of their notes on June 30, 2011 and June 30, 2016 at a purchase price equal to 100% of the principal, plus any accrued and unpaid interest to but not including the purchase date. See “Description of the Notes—Purchase of Notes by Us at the Option of the Holder”.

Right of Holder to Require Us to Repurchase Notes	Upon a change in ownership or a fundamental change, holders of the notes will have the right to require UAL to purchase all or a portion of their notes at a purchase price equal to 100% of the principal, plus any accrued and unpaid interest to but not including the date of purchase. UAL may elect to pay all or a portion of the purchase price in UAL common stock. See “Description of the Notes—Holders May Require Us to Repurchase Their Notes Upon a Change in Ownership or a Fundamental Change”.

Events of Default	If an event of default on the notes has occurred and is continuing, the principal amount of the notes, plus any accrued and unpaid interest and any other amounts due, may become immediately due and payable. These amounts automatically become due and payable upon certain events of default relating to the bankruptcy of UAL or United. See “Description of the Notes—Events of Default and Remedies”.

Registration Rights	Pursuant to a registration rights agreement that we entered into with the initial purchasers of the notes, we filed with the SEC a shelf registration statement, of which this prospectus is a part, with respect to resales of the notes and the UAL common stock issuable upon conversion of the notes or in payment of accrued interest on the notes, which registration statement became effective automatically upon filing. We have agreed to use our reasonable best efforts to keep the shelf registration statement effective until the earliest of (a) July 25, 2008, (b) the first date on which no registrable securities are outstanding and (c) the expiration of the period referred to in Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to all registrable securities held by persons that are not affiliates of UAL or United.

If we do not comply with these requirements or certain other covenants set forth in the registration rights agreement, UAL must, subject to certain exceptions, pay liquidated damages. See “Description of the Notes—Registration Rights”.

Use of Proceeds	Neither UAL nor United will receive any of the proceeds from the sale by any selling securityholder of the notes or the UAL common stock issuable upon conversion of the notes or in payment of accrued interest on the notes offered by this prospectus.

Listing and Trading	Although the notes issued in the initial placement are eligible for trading on the PORTAL market, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market. The notes are not currently listed nor does UAL intend to list the notes on any national securities exchange. UAL common stock is listed on the Nasdaq Global Select Market under the symbol “UAUA”.

Certain United States Federal Income Tax Consequences	For a discussion of material United States federal tax considerations relating to the purchase, ownership and disposition of the notes and shares of UAL common stock, see “Certain United States Federal Income Tax Consequences”.

Risk Factors	In analyzing an investment in the notes and shares of UAL common stock offered pursuant to this prospectus, you should carefully consider, along with other matters included or incorporated by reference in this prospectus, the information set forth under “Risk Factors”.

For a more complete description of the terms of the notes, see “Description of the Notes”. For a more complete description of UAL common stock, see “Description of Capital Stock”.

RISK FACTORS

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors relating to our business and an investment in us described in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider those risks as well as those set forth below and other information we include or incorporate by reference in this prospectus and any prospectus supplement. To the extent a particular offering implicates additional risks, we will include a discussion of those risks in the applicable prospectus supplement.

Risks Related to the Notes and UAL Common Stock

Your right to receive payments on the notes will be junior to UAL’s obligations and the obligations of United as guarantor with respect to UAL’s 5% Senior Convertible Notes due 2021 and 6% Senior Notes due 2031.

The notes and the related guarantee are general unsecured obligations that will be junior in right of payment upon liquidation or dissolution to UAL’s obligations and the obligations of United as guarantor with respect to UAL’s 5% Senior Convertible Notes due 2021 and 6% Senior Notes due 2031.

Because of the subordination provisions relating to the notes and the related guarantee, in the event of a liquidation or dissolution of UAL or United, UAL’s or United’s assets will not be available to pay obligations under the notes or the related guarantee until UAL or United has made all payments on UAL’s 5% Senior Convertible Notes due 2021 and 6% Senior Notes due 2031. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the notes or the related guarantee.

As of March 31, 2007, UAL had approximately $150 million of outstanding 5% Senior Convertible Notes due 2021 and $500 million of outstanding 6% Senior Notes due 2031, which are guaranteed by United.

Holders of the notes and the related guarantee will be effectively subordinated to any existing or future secured indebtedness of UAL or United, as well as to the liabilities of all other UAL and United subsidiaries.

Holders of any existing or future secured indebtedness of UAL or United, including borrowings under United’s credit facility, which UAL guarantees, have claims with respect to the assets constituting collateral for their indebtedness that are prior to your claims under the notes and the related guarantee. In the event of a default on the notes or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, the secured indebtedness would effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. The indenture under which the notes have been issued does not limit our ability to incur additional indebtedness or to secure indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets. In addition, the notes and the related guarantee are effectively subordinated to the liabilities of all other UAL and United subsidiaries. Thus, any liabilities of other UAL subsidiaries or subsidiaries of United must be paid before assets of these entities would be available to make payments in respect of the notes or the related guarantee.

As of March 31, 2007, UAL had approximately $1,868 million of outstanding senior secured indebtedness that ranks senior to the notes, consisting of its guarantee of $1,864 million of borrowings under United’s credit facility and its guarantee of $4 million of secured debt of another subsidiary. There is no outstanding senior unsecured indebtedness that ranks equally with the notes.

As of March 31, 2007, United had approximately $6,766 million of outstanding senior secured indebtedness that ranks senior to its guarantee of the notes, consisting of $1,864 million of borrowings under its credit facility and $4,902 million of secured notes. United also has $261.4 million of senior unsecured indebtedness that ranks equally with its guarantee of the notes, consisting of its guarantee of special facilities airport revenue bonds issued by the city and county of Denver, Colorado due 2032. United’s guarantee of the special facilities airport revenue bonds due 2032 is not reflected as a debt obligation in its statement of financial position.

As of March 31, 2007, all other UAL and United subsidiaries had approximately $4 million of outstanding indebtedness.

United’s guarantee could be voided under fraudulent transfer and conveyance laws, which could result in the holders of the notes being able to rely on only UAL to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages entered against it if, in either case, after final judgment the judgment was unsatisfied.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

On the basis of historical financial information, recent operating history and other factors, we believe that United’s guarantee was incurred for proper purposes and in good faith and that United, after giving effect to its guarantee of the notes, was not insolvent, did not have unreasonably small capital for the business in which it is engaged or have incurred debts beyond its ability to pay those debts as they mature. We cannot be certain, however, that a court would agree with our conclusions in this regard.

We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

Our level of indebtedness, including indebtedness evidenced by the notes, could adversely affect our business or the business of our subsidiaries, limit our ability to make full payment on the notes, and may restrict our or our subsidiaries’ operating flexibility. For example, our level of indebtedness could:

•	limit cash flow available for general corporate purposes, such as acquisitions and capital expenditures, due to the ongoing cash flow requirements for debt service;

•	limit our ability to obtain, or obtain on favorable terms, additional debt financing in the future for working capital or acquisitions;

•	limit our flexibility in reacting to competitive and other changes in our industry and economic conditions generally;

•	expose us to a risk that a substantial decrease in net cash flows due to economic developments or adverse events in our business could make it difficult to meet debt service requirements;

•	increase our vulnerability to adverse economic and industry conditions; and

•	expose us to risks inherent in interest rate fluctuations because of the variable interest rates on other debt instruments, which could result in higher interest expense in the event of increases in interest rates.

Our ability to repay or refinance our indebtedness will depend upon our operating performance, which may be affected by general economic, financial, competitive, regulatory, business and other factors beyond our control. In addition, there can be no assurance that future borrowings or equity financing will be available for the payment or refinancing of any indebtedness we may have. If we are unable to service our indebtedness or maintain covenant compliance, whether in the ordinary course of business or upon acceleration of such indebtedness, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurances that any of these strategies could be effected on satisfactory terms, if at all. The terms of United’s credit facility restrict our ability to sell assets. Moreover, borrowings under United’s credit facility are secured by certain of our assets. We may not be able to sell assets quickly enough or for sufficient amounts to be able to meet our obligations, including our obligations under the notes. Therefore, it may be difficult for us to pay you in the event of an acceleration of the notes.

There are no restrictive covenants in the indenture for the notes relating to our ability, or the ability of our subsidiaries, to incur future indebtedness or complete other transactions.

The indenture governing the notes does not:

•	require us or our subsidiaries to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity and, therefore, does not protect holders of the notes in the event that we or our subsidiaries experience significant adverse changes in our financial condition or results of operations;

•	limit our ability or the ability of any of our subsidiaries to incur additional indebtedness that is effectively senior in right of payment to the notes; or

•	restrict our ability to pledge our assets or those of our subsidiaries.

In light of the absence of any of the foregoing restrictions, we may conduct our businesses in a manner that may cause the market price of the notes and UAL common stock to decline or otherwise restrict or impair our ability to pay amounts due on the notes. If new debt is added to our current debt levels, the related risks we could face would be magnified.

The market price of the notes could be significantly affected by the market price of UAL common stock, which may fluctuate significantly.

We expect that the market price of the notes will be significantly affected by the market price of UAL common stock. This may result in greater volatility in the trading value for the notes than would be expected for nonconvertible debt securities we may issue. Because UAL common stock began trading on Nasdaq on February 2, 2006, there is limited trading history. The market price of UAL common stock may fluctuate substantially due to a variety of factors, many of which are beyond UAL’s control.

Factors that could affect the price of UAL common stock include the following:

•	fluctuations in our quarterly results of operations and cash flows or those of other companies in our industry;

•	the public’s reaction to our press releases, announcements and filings with the SEC;

•	additions or departures of key personnel;

•	changes in financial estimates or recommendations by research analysts;

•	changes in the amount of indebtedness we have outstanding;

•	changes in the ratings of the notes, if rated, or other securities;

•	changes in general conditions in the U.S. and international economy, financial markets or the industries in which we operate, including changes in regulatory requirements;

•	significant contracts, acquisitions, dispositions, financings, joint marketing relationships, joint ventures or capital commitments by us or our competitors;

•	developments related to significant claims or proceedings against us;

•	our dividend policy; and

•	future sales of our equity or equity-linked securities.

In recent years, stock markets, including Nasdaq, have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market prices of UAL common stock and the notes.

The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

The conversion rate of the notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on UAL common stock, the issuance of certain rights, warrants or options, combinations of UAL common stock, certain distributions of assets, indebtedness, capital stock or cash to holders of UAL common stock and certain tender or exchange offers as described under “Description of the Notes—Conversion Rate Adjustments”. The conversion rate will not be adjusted for other events, such as stock issuances for cash, that may adversely affect the trading price of the notes. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

The terms of the notes do not provide protection against some types of important corporate events.

Upon the occurrence of a change in ownership or a fundamental change, UAL may be required to offer to repurchase all of the notes then outstanding. However, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a “change in ownership” or a “fundamental change” under the notes. See “Description of the Notes—Holders May Require Us to Repurchase Their Notes Upon a Change in Ownership or a Fundamental Change”.

There is no public market for the notes, and you may find it difficult to sell your notes if an active trading market does not develop for the notes.

You may find it difficult to sell your notes because there is no public market for the notes and an active trading market for the notes may not develop. Although the notes issued in the initial placement are eligible for trading on the PORTAL market, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market. The notes are not currently listed nor does UAL intend to list the notes on any national securities exchange. We do not know the extent to which investor interest will lead to the development of a market or how liquid that market might be. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. We cannot assure you that even if a trading market develops, it will be sufficiently liquid for you to sell your notes.

Certain provisions of the restated certificate of incorporation and amended and restated bylaws of UAL may make it difficult for stockholders to change the composition of UAL’s board of directors and may discourage takeover attempts that some stockholders may consider beneficial.

Certain provisions of UAL’s certificate of incorporation and bylaws may have the effect of delaying or preventing changes in control if our board of directors determines that such changes in control are not in the best interests of UAL and its stockholders. These provisions are not intended to prevent a takeover, but are intended to protect and maximize the value of the company’s stockholders’ interests. While these provisions have the effect of encouraging persons seeking to acquire control of UAL to negotiate with the board of directors, they could enable the board of directors to prevent a transaction that some, or a majority, of its stockholders might believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors.

For example, UAL’s restated certificate of incorporation provides, subject to certain exceptions therein, that any attempted transfer of the company’s securities prior to certain dates or the occurrence of certain events, or pursuant to an agreement entered into prior to certain dates or the occurrence of certain events, will be prohibited and void ab initio so far as it purports to transfer ownership or rights in respect of such stock to the purported transferee if the transferor is a five-percent shareholder or to the extent that, as a result of such transfer either (1) any person or group of persons shall become a five-percent shareholder or (2) the percentage stock ownership interest in the company of any five-percent shareholder shall be increased. In addition, UAL’s restated certificate of incorporation limits the total number of shares of equity securities held by all persons who fail to qualify as citizens of the United States to having no more than 24.9% of the voting power of the outstanding equity securities.

UAL’s certificate of incorporation and bylaws also limit who may call special meetings of stockholders, do not provide for cumulative voting in the election of directors, prohibit stockholder action by written consent, require advance notice by stockholders for stockholder proposals and nominations for election to the board of directors, other than for union directors, and authorize the board to issue, without stockholder approval, up to 250,000,000 shares of preferred stock with such terms as the board may determine. These provisions could have the effect of delaying, deferring or preventing a change in control of UAL, discourage others from making tender offers for UAL’s shares, lower the market price of UAL common stock or impede the ability of stockholders to change management, even if such changes would be beneficial to stockholders.

The issuance of additional shares of UAL common stock, including upon conversion of its convertible preferred stock and notes, could cause dilution to the interests of existing stockholders and may depress the trading price of UAL common stock and the notes.

In connection with UAL’s emergence from Chapter 11 bankruptcy protection on February 1, 2006, UAL issued 5,000,000 shares of 2% convertible preferred stock. This preferred stock may be converted into shares of UAL common stock upon the earlier of February 1, 2008, or upon a fundamental change or change in control of UAL (as defined in the terms of such preferred stock). Further, the preferred stock is mandatorily convertible 15 years from the issuance date. UAL also issued approximately $150 million in convertible 5% notes shortly after emergence from bankruptcy protection, and subsequently issued the notes on July 25, 2006. 14,850,000 shares of UAL common stock are reserved for issuance upon conversion of UAL’s 2% convertible preferred stock and convertible 5% notes. In addition, UAL may issue 20,838,741 shares of UAL common stock upon conversion of the notes, based on the initial conversion rate. Holders of these securities may convert them into shares of UAL common stock according to their terms. If the holders of the convertible preferred stock or the holders of the convertible notes, including the notes, were to exercise their rights to convert their securities into common stock, it could cause substantial dilution to existing stockholders.

UAL’s certificate of incorporation authorizes up to 1 billion shares of common stock. As of March 31, 2007, of these shares, 952,221 shares are reserved for future grants under UAL’s Management Equity Incentive Plan and Director Equity Incentive Plan. In certain circumstances, UAL can issue shares of common stock without stockholder approval. In addition, the board of directors is authorized to issue additional series of up to 250 million shares of preferred stock without any action on the part of stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over common stock with respect to dividends or if UAL liquidates, dissolves or winds up its business and other terms. If UAL issues preferred stock in the future that has preference over its common stock with respect to the payment of dividends or upon its liquidation, dissolution or winding up, or if UAL issues preferred stock with voting rights that dilute the voting power of its common stock, the rights of holders of its common stock or the market price of its common stock could be adversely affected. UAL is also authorized to issue, without stockholder approval, other securities convertible into either preferred stock and, in certain circumstances, common stock.

In the future UAL may decide to raise capital through offerings of its common stock, securities convertible into its common stock, or rights to acquire these securities or its common stock. The issuance of additional shares of common stock or securities convertible into common stock could result in dilution of existing stockholders’ equity interests in UAL. Issuances of substantial amounts of its common stock, or the perception that such issuances could occur, may adversely affect prevailing market prices for UAL’s common stock and UAL cannot predict the effect this dilution may have on the price of its common stock or the notes.

As a holder of notes, you will not be entitled to any rights with respect to UAL common stock, but you will be subject to all changes made with respect to UAL common stock.

If you hold notes, you will not be entitled to any rights with respect to UAL common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on UAL common stock), but you will be subject to all changes affecting UAL common stock. You will have the rights with respect to UAL common stock if, and when, UAL delivers shares of common stock to you upon conversion of your notes or as payment of interest on the notes. For example, in the event that an amendment is proposed to UAL’s certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of UAL common stock, if any, to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of UAL common stock.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth UAL’s consolidated ratio of earnings to fixed charges for each of the periods indicated.

	Successor	Predecessor
	Period from	Period from
	February 1 to	January 1 to
	December 31,	January 31,
	2006	2006		2005		2004		2003		2002

Ratio of earnings to fixed charges	1.03	363.65	(a)	(b	)	(b	)	(b	)	(b	)

(a)	Earnings used to compute the ratio of earnings to fixed charges for the period from January 1 to January 31, 2006, included net bankruptcy reorganization income of $22.9 billion.

(b)	Earnings were inadequate to cover fixed charges by $21.2 billion in 2005, $1.7 billion in 2004, $2.8 billion in 2003 and $3.2 billion in 2002.

In connection with its emergence from Chapter 11 bankruptcy protection, UAL adopted fresh-start reporting in accordance with SOP 90-7 and in conformity with accounting principles generally accepted in the United States of America. “Successor” refers to UAL on or after February 1, 2006, after giving effect to the adoption of fresh-start reporting. “Predecessor” refers to UAL prior to February 1, 2006.

“Earnings” were calculated by adding to income from continuing operations the provision for taxes on income, amortization of capitalized interest, fixed charges (see below), and the distributed income of less than 50% owned entities, and have been decreased by the earnings of entities less than 50% owned. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt expense, and an amount representative of the interest factor in rentals.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling securityholders of the securities offered by this prospectus. All proceeds from the sale of securities pursuant to this prospectus will be for the accounts of the selling securityholders.

DIVIDEND POLICY

UAL does not pay dividends and has no current plans to do so in the future.

DESCRIPTION OF THE NOTES

The notes were issued under an indenture dated July 25, 2006 among UAL, United and The Bank of New York Trust Company, N.A., as trustee. The following summary of the terms of the notes, the indenture and the registration rights agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the detailed provisions of the notes, the indenture and the registration rights agreement. We will provide copies of the indenture and the registration rights agreement to you upon request, and they are also available for inspection at the office of the trustee. We urge you to read the indenture and the registration rights agreement because these documents, and not this description, define your legal rights as a holder of the notes. In this section, “UAL,” “we”, “our” and “us” each refers only to UAL Corporation, and not to any existing or future subsidiary, and references to “United” refer only to United Air Lines, Inc., and not to any existing or future subsidiary. References to “common stock” are to the common stock, par value $0.01 per share, of UAL Corporation.

General

The notes:

•	are our general unsecured obligations;

•	are unconditionally guaranteed on an unsecured basis by United; and

•	rank junior in payment upon liquidation or dissolution to UAL’s obligations, and the obligations of United as guarantor, with respect to UAL’s 5% Senior Convertible Notes due 2021 and 6% Senior Notes due 2031, and are pari passu with all other current and future senior unsecured debt of UAL and United. The notes and the related guarantee are effectively subordinated to UAL’s and United’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes and the related guarantee are also effectively subordinated to the liabilities of all other subsidiaries of UAL and United.

Guarantee

United has unconditionally guaranteed our obligations under the notes. United’s guarantee contains limitations designed to prevent such guarantee from being rendered voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to the Notes and UAL Common Stock—United’s guarantee could be voided under fraudulent transfer and conveyance laws, which could result in the holders of the notes being able to rely on only UAL to satisfy claims”.

The indenture provides that United may not sell, convey, transfer or otherwise dispose of all or substantially all of its property or assets to, or consolidate with or merge with or into, another person or entity, other than us, unless:

(1) immediately after such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

(2) either:

(a) United is the surviving entity; or

(b) the person or entity acquiring the property or assets in any such sale, conveyance, transfer or disposition or the entity formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of United under the indenture, the notes and the guarantee.

Upon any permitted consolidation, merger, sale, conveyance, transfer or disposition and upon the assumption by the successor entity, by supplemental indenture, of the guarantee, the successor entity will succeed to all of United’s obligations as guarantor of the notes under the indenture; provided that no such sale, conveyance, transfer or disposition will have the effect of releasing United or any other successor entity from its liability as obligor with respect to the guarantee.

Ranking

The notes and the related guarantee rank junior in payment upon liquidation or dissolution to UAL’s obligations, and the obligations of United as guarantor, with respect to UAL’s 5% Senior Convertible Notes due 2021 and 6% Senior Notes due 2031, and are pari passu with all other current and future senior unsecured debt of UAL and United. In the event of a liquidation or dissolution of UAL or United, UAL’s or United’s assets will not be available to pay obligations under the notes or the related guarantee until UAL or United has made all payments on UAL’s 5% Senior Convertible Notes due 2021 and 6% Senior Notes due 2031. We cannot assure you that sufficient assets will remain to make any payments on the notes or the related guarantee after all these payments have been made.

The notes and the related guarantee are effectively subordinated to UAL’s and United’s existing and future secured indebtedness, including borrowings under United’s credit facility, which UAL guarantees, to the extent of the value of the assets securing such indebtedness. The indenture under which the notes have been issued does not limit our ability to incur additional indebtedness or to secure indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets. In addition, the notes and the related guarantee are effectively subordinated to the liabilities of all other subsidiaries of UAL and United. Thus, any liabilities of other UAL subsidiaries or subsidiaries of United must be paid before assets of these entities would be available to make payments in respect of the notes or the related guarantee.

As of March 31, 2007, UAL had approximately $1,868 million of outstanding senior secured indebtedness that ranks senior to the notes, consisting of its guarantee of $1,864 million of borrowings under United’s credit facility and its guarantee of $4 million of secured debt of another subsidiary, and $650 million of senior unsecured indebtedness that ranks senior to the notes, consisting of UAL’s 5% Senior Convertible Notes due 2021 and 6% Senior Notes due 2031. There is no outstanding senior unsecured indebtedness that ranks equally with the notes.

As of March 31, 2007, United had approximately $6,766 million of outstanding senior secured indebtedness that ranks senior to its guarantee of the notes, consisting of $1,864 million of borrowings under its credit facility and $4,902 million of secured notes, $650 million of senior unsecured indebtedness that ranks senior to its guarantee of the notes, consisting of its guarantee of UAL’s 5% Senior Convertible Notes due 2021 and 6% Senior Notes due 2031, and $261.4 million of senior unsecured indebtedness that ranks equally with its guarantee of the notes, consisting of its guarantee of special facilities airport revenue bonds issued by the city and county of Denver, Colorado due 2032. United’s guarantee of the special facilities airport revenue bonds due 2032 is not reflected as a debt obligation in its statement of financial position.

As of March 31, 2007, all other UAL and United subsidiaries had approximately $4 million of outstanding indebtedness.

Principal, Maturity and Interest

UAL issued the notes in an aggregate principal amount of $726 million. The notes will mature on June 30, 2021, unless earlier redeemed, repurchased or converted. The notes bear interest at an annual rate of 4.50%, payable semi-annually in arrears on June 30 and December 31 of each year (each, an “interest payment date”), commencing December 31, 2006, to holders of record at the close of business on the preceding June 15 and December 15, respectively. Interest will accrue from the immediately preceding interest payment date.

At our option, interest on the notes may be paid (i) by check mailed to the address of holders of record as it appears on the register of holders; (ii) in cash, by wire transfer to an account maintained by holders of record as specified in the register of holders; or (iii) with respect to any interest payment date on or prior to the first anniversary of the original issuance date of the notes, in shares of common stock having a market value as of the close of business on the business day immediately preceding the relevant interest payment date equal to the amount of interest not paid by check or wire transfer to the holder.

Interest on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. We will pay interest in cash on overdue principal and on overdue installments of interest (without regard to any applicable grace periods and to the extent lawful) at the rate borne by the notes plus 1% per annum.

The term “market value” of common stock means, as of any date of determination:

(a) If the principal market for the common stock is a national securities exchange in the United States, the market value shall be the average of the last sale price of the common stock on such exchange for the 20 consecutive trading days immediately prior to the date of determination, all as quoted by such exchange.

(b) If the principal market for the common stock is the over-the-counter market, and the common stock is quoted on The Nasdaq Stock Market (“Nasdaq”), the market value shall be the average of the last sale price of the common stock on Nasdaq for the 20 consecutive trading days immediately prior to the date of determination, or if the common stock is an issue for which the last sale price is not quoted on Nasdaq, the average of the last bid price for the 20 consecutive trading days immediately prior to the date of the determination. If the relevant quotation did not exist at such close of trading, then the market value shall be the relevant quotation on the next preceding business day on which there was such a quotation.

(c) If the principal market for the common stock is the over-the-counter market, and the common stock is not quoted on Nasdaq, the market value shall be determined in accordance with market practice for the common stock, based on the average of the price for such common stock for the 20 consecutive trading days immediately prior to the date of determination, obtained from a generally recognized source agreed to by us, or the average of the closing bid quotation for the 20 consecutive trading days immediately prior to the date of determination, obtained from such a source. If the relevant quotation did not exist at such close of trading, then the market value shall be the relevant quotation on the next preceding business day on which there was such a quotation.

The term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by applicable law or executive order to remain closed.

The term “trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the applicable security is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the applicable security is then listed or, if the applicable security is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or, if the applicable security is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which the applicable security is then traded (provided that no day on which trading of the applicable security is suspended on such exchange or other trading market will count as a trading day).

Conversion Rights

Holders may convert their notes into shares of our common stock or, at our option, cash or a combination of shares of our common stock and cash at any time after October 23, 2006, and prior to the close of business on the second business day preceding the earlier of maturity or redemption at an initial conversion rate of 28.7035 shares of our common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $34.84 per share of common stock.

The conversion rate will be subject to adjustment as set forth in “—Conversion Rate Adjustments” below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion of notes, a holder will not receive any cash payment of interest (unless, subject to certain exceptions, such conversion occurs between a regular record date and the interest payment date to which it relates), and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of shares of our common stock and/or cash into which the notes are convertible will be deemed to satisfy our obligation with respect to such notes. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment by the holder of an amount equal to the interest that the holder is to receive on the notes; provided, however, that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the date that is two business days after the next interest payment date, (2) if we have specified a purchase date following a change in ownership or fundamental change that is after a record date and on or prior to the date that is one business day after the next interest payment date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such notes. We will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, if any, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

If a holder wishes to exercise its conversion right, such holder must deliver a duly completed conversion notice, together, if the notes are in certificated form, with the certificated security, to us or to the trustee, along with appropriate endorsements and transfer documents, and pay any transfer or similar tax, if required. If the notes are represented by a global certificate deposited with a depositary, such holder must comply with any related procedures for conversions required by the depositary. The date on which a holder complies with all the foregoing is a “conversion date.”

If a holder has already delivered a purchase notice as described under either “—Holders May Require Us to Repurchase Their Notes Upon a Change in Ownership or a Fundamental Change” or “—Purchase of Notes by Us at the Option of the Holder” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares.

If you surrender your notes for conversion, we will have the right to deliver cash, shares of our common stock, or a combination of cash and shares of our common stock. We will inform the holders through the trustee no later than two business days following the conversion date (the “cash settlement notice period”) of our election to pay cash in lieu of delivery of shares of common stock, unless we have already informed holders of our election in connection with an optional redemption of the notes as described below under “—Redemption of Notes at Our Option”. If we elect to pay cash for any portion of the common stock otherwise issuable to holders upon conversion, holders may retract their conversion notice at any time during the two business days following the final day of the cash settlement notice period. A conversion notice will otherwise be irrevocable. If we elect to deliver all of such payment in shares of common stock, the shares of common stock will be delivered through the trustee no later than the tenth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of shares of common stock, will be made to holders surrendering notes no later than the 20th business day following the conversion date.

If we elect to satisfy the entire conversion obligation with shares of our common stock, we will deliver to the converting holders a number of shares equal to (1) the aggregate principal amount of notes to be converted divided by 1,000, multiplied by (2) the applicable conversion rate.

If we elect to satisfy the entire conversion obligation in cash, we will deliver to the converting holders cash in an amount (the “cash conversion value”) equal to the product of:

•	a number equal to (1) the aggregate principal amount of notes to be converted divided by 1,000 multiplied by (2) the applicable conversion rate; and

•	the average of the last reported sale prices of our common stock for the five consecutive trading days (x) immediately following the date of our notice to deliver cash, if we have not given a notice to redeem the notes at our option, or (y) ending on the third trading day prior to the conversion date, in the case of a conversion following a notice to redeem the notes at our option specifying that we intend to deliver cash upon conversion (each, a “cash settlement averaging period”).

If we elect to satisfy a fixed amount (but not all) of the conversion obligation in cash, we will deliver to holders the specified cash amount (the “cash amount”) and a number of shares of common stock equal to the greater of (i) zero and (ii) the excess, if any, of the number of shares of common stock calculated as if we elected to satisfy the entire conversion obligation in shares over the number of shares equal to the sum, for each day of the applicable cash settlement averaging period, of (x) 20% of the cash amount, divided by (y) the last reported sale price of the common stock on such day.

In no event shall the amount of cash delivered upon conversion of notes exceed $1,000 per $1,000 principal amount of notes to be converted.

We are not required to issue fractional shares of common stock upon conversion of notes and, in each case, in lieu of such fractional shares, we will pay a cash adjustment based upon the last reported sale price of our common stock during the trading day immediately preceding the conversion date.

At any time prior to maturity, we may at our option elect, by notice to the trustee and the holders of the notes, that upon conversion of the notes at any time following the date of such notice, to satisfy the conversion obligation in cash up to 100% of the principal amount of the notes converted after the date of such election. If we make this election, upon conversion, holders will receive, in respect of each $1,000 principal amount of notes surrendered for conversion:

•	cash in the amount equal to the lesser of (i) the principal amount of each note, or (ii) the cash conversion value; and

•	to the extent the cash conversion value exceeds $1,000, the balance of the conversion obligation in the form of cash or common stock or a combination of cash and common stock.

At the time we issue a notice to redeem notes at our option, we must determine whether we will satisfy all or a portion of the conversion obligation in cash, and include in the notice the amount of the conversion obligation to be settled in cash. If a conversion notice is received from holders after we have issued a notice to redeem notes at our option, such holders may not retract their conversion notice. In such case, settlement (in cash and/or common stock) will occur no later than the tenth business day following the conversion date.

If we (i) are a party to a consolidation, merger, binding share exchange or combination, (ii) reclassify our common stock or (iii) sell or convey our properties and assets substantially as an entirety to any other entity, the right to convert notes into shares of common stock may be changed into a right to convert notes into securities, cash or other assets of ours or of such other entity in accordance with the indenture.

Conversion Rate Adjustments

The conversion rate will be subject to adjustment in accordance with the indenture upon occurrence of the following:

(1) if we issue shares of our common stock as a dividend or distribution on our common stock, or if we effect a share split or share combination;

(2) if we issue to all or substantially all holders of our common stock any rights, warrants, options or other securities (other than any rights or warrants issued pursuant to a stockholder rights plan (commonly referred to as a “poison pill” plan)) entitling them for a period of not more than 60 days after the date of issuance thereof to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock within 60 days of issuance, at a price per share or a conversion price per share less than the last reported sale price (as defined below) of our common stock on the business day immediately preceding the day on which such issuance is announced;

(3) if we distribute shares of our capital stock, evidences of our indebtedness, shares of capital stock of our subsidiaries or other assets or property of ours or our subsidiaries to all or substantially all holders of our common stock, excluding:

•	dividends, distributions, rights, warrants, options or securities referred to in clause (1) or (2) above; and

•	dividends or distributions in cash referred to in clause (4) below;

(4) if we make cash dividends or distributions to all or substantially all holders of our common stock; or

(5) if we or one of our subsidiaries purchases our common stock pursuant to a tender or exchange offer for our common stock, to the extent that the consideration per share of common stock exceeds the average of the last reported sale price of our common stock for the ten consecutive trading days next succeeding the expiration of the tender or exchange offer.

The term “last reported sale price” of common stock means, on any date, the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if there is more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the common stock is traded or, if the common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. If the common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “last reported sale price” will be the last quoted bid price for the common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or any similar U.S. system of automated dissemination of quotation of securities prices. If the common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices for the common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by UAL for this purpose.

No adjustment to the conversion rate or the ability of a holder of a note to convert will be made if a holder will otherwise participate in a distribution described above without conversion of such holder’s notes.

To the extent permitted by law, we may increase the conversion rate of the notes by any amount for any period of time if the increase is irrevocable during such period and our board of directors determines that such increase would be in our best interest. We are required to give at least 20 days’ prior notice of any increase in the conversion rate. We may also, but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our capital stock (or rights to acquire our capital stock) resulting from a dividend or distribution of stock (or rights to acquire stock) or similar event.

Except as stated herein, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities. In particular, the applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet point;

•	upon the issuance of any shares of common stock pursuant to the indenture governing the notes or the indentures governing our 6% Senior Notes due 2031, 5% Senior Convertible Notes due 2021 and 8% Contingent Senior Notes;

•	upon our repurchase of shares of common stock from any employee deferred compensation trusts or members of our management upon their resignation or termination of employment;

•	for a change in the par value of the common stock;

•	for accrued and unpaid interest;

•	upon any issuance or sale (or deemed issuance or sale) of any securities issued or sold pursuant to or in connection with our Second Amended Joint Plan of Reorganization or upon conversion, exercise or exchange of any such securities; or

•	upon any distribution of assets pursuant to or in connection with our Second Amended Joint Plan of Reorganization.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

In the case of any reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, or a sale or conveyance to a third party of substantially all of our properties and assets, as a result of which holders of our common stock would be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for our common stock, then a supplemental indenture shall be executed providing that the notes shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such transaction in exchange for the number of shares of common stock issuable upon conversion of the notes immediately prior to such transaction. In the event holders of our common stock have the opportunity to elect more than a single type of consideration to be received in such transaction, the kind and amount of consideration that a holder of notes would be entitled to receive will be deemed to be the weighted average of the kind and amount of consideration received by the holders of our common stock that affirmatively make an election.

Holders of the notes may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment, or the nonoccurrence of an adjustment, to the conversion rate. See “Certain United States Federal Income Tax Considerations.”

Redemption of Notes at Our Option

On or after July 5, 2011, we may redeem all or a portion of the notes at any time by providing not less than 30 nor more than 60 days’ notice to each registered holder of the notes to be redeemed, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date, unless an installment of interest is due and payable on or prior to the redemption date, in which case we will pay such interest to the holder of notes registered as such at the close of business on the relevant record date. We may elect to pay all or a portion of the redemption price in common stock, plus cash in lieu of fractional shares, if our common stock has traded at no less than 125% of the conversion price for the 60 consecutive trading days immediately prior to the redemption date. If we make such election, we will deliver to the paying agent not less than three business days prior to the redemption date that number of shares of common stock equal to the aggregate redemption price to be paid to any holder in common stock divided by the market value of the common stock as of the business day prior to the delivery date, rounded down to the nearest whole number, plus cash in lieu of fractional shares.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 in a manner that the trustee considers fair and appropriate.

If the trustee selects a portion of your notes for partial redemption and you convert a portion of the same notes, the converted portion will be deemed (so far as may be possible) to be from the portion selected for redemption.

Notes to be redeemed shall, on the redemption date, unless converted into common stock, become due and payable at the redemption price, and from and after the redemption date (unless we default in the payment of the redemption price and accrued interest) shall cease to bear interest, and your only right with respect to those notes will be to receive payment of the redemption price, together with accrued interest to but not including the redemption date, upon surrender of those notes as provided in the indenture.

Purchase of Notes by Us at the Option of the Holder

Holders have the right to require us to purchase for cash all or a portion of their notes on June 30, 2011 and June 30, 2016. The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, if any, to but not including the purchase date; provided that if the purchase date falls after a record date but on or prior to the relevant interest payment date, we will pay the full amount of accrued and unpaid interest payable on an interest payment date to the holder of record at the close of business on the corresponding record date. We may elect to pay all or a portion of the purchase price in common stock, subject to certain conditions.

No sooner than the 60th trading day and no later than the 25th trading day prior to each purchase date, we will provide to the trustee, to any paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the purchase price, the conversion price at such time of notice and the amount of interest payable on the purchase date;

•	whether we elect to pay the purchase price in cash, in shares of common stock or a combination thereof, specifying the percentage or amounts of each;

•	the purchase date;

•	the last date on which a holder may exercise the purchase right; and

•	the procedures that holders must follow to require us to purchase their notes.

If we elect to pay all or part of the purchase price in shares of common stock, we will deliver to the paying agent on or prior to the purchase date that number of shares of common stock equal to the aggregate purchase price to be paid to any holder in common stock divided by the average of the last reported sale price of the common stock for the 20 consecutive trading days ending on the third business day prior to the purchase date.

We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 trading days prior to the relevant purchase date until the close of business on the trading day immediately preceding the purchase date. The purchase notice given by each holder electing to require us to purchase notes shall state:

•	if certificated notes have been issued, the certificate numbers of the notes;

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture; and

•	if our notice stated an intention to pay the purchase price, in whole or in part, in shares of common stock, but such portion of the purchase price is ultimately paid to holders entirely in cash because one or more of the conditions to payment of the purchase price in shares of common stock was not satisfied prior to the close of business on the trading day prior to the relevant purchase date, whether such holder elects (i) to withdraw its election (stating the principal amount and certificate numbers, if any, of the notes as to which such withdrawal relates) or (ii) to receive cash in respect of the entire purchase price for all notes (or portions thereof) to which such election relates.

If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the third trading day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if the notes are represented by a note in global form, the appropriate depositary information; and

•	the principal amount, if any, which remains subject to the purchase notice.

If the notes are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds cash and/or shares of common stock sufficient to pay the purchase price of the notes on or after the purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).

We may not purchase any notes at the option of holders if there has occurred and is continuing an event of default with respect to the notes other than an event of default that is cured by the payment of the purchase price of the notes.

Holders May Require Us to Repurchase Their Notes Upon a Change in Ownership or a Fundamental Change

If a change in ownership or a fundamental change occurs at any time prior to the maturity of notes, you will have the right to require us to purchase all or a portion of your notes at a purchase price equal to 100% of the principal, plus any accrued and unpaid interest to but not including the date of purchase. We may elect to pay all or a portion of the purchase price in common stock. If we make such election, we will deliver to the paying agent not less than three business days prior to the redemption date that number of shares of common stock equal to the aggregate redemption price to be paid to any holder in common stock divided by the market value of the common stock as of the business day prior to the delivery date, rounded down to the nearest whole number, plus cash in lieu of fractional shares.

We must provide notice to you of your right to require us to purchase your notes not less than 45 days nor more than 60 days prior to the purchase date. Within 20 days of receiving such notice, you must deliver to us and the trustee your election to require us to purchase your notes.

You may withdraw any repurchase election (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the third business day prior to the purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if the notes are represented by a note in global form, the appropriate depositary information; and

•	the principal amount, if any, which remains subject to the repurchase election.

If the notes are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

Under the indenture, a “change in ownership” is deemed to have occurred at such time as any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d- 5(b)(1) under the Exchange Act, becomes the “beneficial owner”, as defined in Rule 13d- 3 under the Exchange Act, directly or indirectly, through the purchase, merger or other acquisition transaction of the voting power to elect a majority of our board of directors, other than an acquisition by us, any of our subsidiaries or any of our or our subsidiaries’ employee benefit plans.

Under the indenture, a “fundamental change” is deemed to have occurred upon the occurrence of the following:

(a) any sale, conveyance, transfer or disposition of more than 50% of the property or assets of us and our subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of our board of directors) in any transaction or series of related transactions (other than sales in the ordinary course of business);

(b) any merger or consolidation to which we are a party, except for (x) a merger which is effected solely to change our state of incorporation or (y) a merger in which we are the surviving person, the terms of the notes are not changed or altered in any respect, the notes are not exchanged for cash, securities or other property or assets and, after giving effect to such merger, the holders of our capital stock as of the date of the indenture shall continue to own our outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of our board of directors;

(c) our common stock (or other common stock into which the notes are convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established over-the-counter trading market in the United States; or

(d) our approval of a plan of liquidation or dissolution.

Notes to be purchased shall, on the purchase date, unless converted into common stock, become due and payable at the purchase price, and from and after the purchase date (unless we default in the payment of the purchase price and accrued interest) shall cease to bear interest, and your only right with respect to those notes will be to receive payment of the purchase price upon surrender of those notes as provided in the indenture.

Consolidation, Merger or Sale of Assets

The indenture provides that we may not consolidate or merge with or into any other person or entity, or sell, convey, transfer, lease, or otherwise dispose of all or substantially all of our assets to any other person or entity, whether in a single transaction or a series of related transactions, unless:

•	the entity formed by such consolidation or merger (if UAL is not the surviving entity), or the person or entity to which our property and assets are sold, conveyed, transferred, leased, or otherwise disposed of is a corporation organized and existing under the laws of the United States or any state thereof and expressly assumes our obligations under the indenture and the notes;

•	if, as a result of such transaction, the notes become convertible or exchangeable into common stock or securities issued by a third party, such third party fully and unconditionally guarantees all obligations under the notes and the indenture;

•	immediately after such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel stating that such transaction complies with the indenture.

Subject to your right to require us to repurchase your notes upon a change in ownership or a fundamental change, upon any permitted consolidation or merger, the successor corporation (if not UAL) shall succeed to and be substituted for UAL under the indenture and the notes and all such obligations of UAL shall terminate. No permitted sale, conveyance, transfer, lease or disposition will have the effect of releasing UAL or any successor person from its obligations under the notes.

Reports

The indenture provides that whether or not required to be filed or otherwise provided by the rules and regulations of the Securities and Exchange Commission (the “SEC”), so long as any notes are outstanding, we will furnish to the trustee, within the time periods specified in the SEC’s rules and regulations:

•	all quarterly and annual reports, and all amendments thereto, that would be required to be filed with the SEC on Forms 10-Q and 10-K, if we were required to file such reports; and

•	all current reports that would be required to be filed with the SEC on Form 8-K, and all amendments thereto, if we were required to file such reports.

In addition, the indenture provides that we will file with the trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by us with the conditions and covenants provided for in the indenture, as may be required from time to time by such rules and regulations.

The indenture provides that we will also transmit to all holders of the notes within 30 days after the filing thereof with the trustee, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act of 1939, as amended, as in effect on the date of the indenture, such summaries of any information, documents and reports required to be filed by us pursuant to the preceding two paragraphs, as may be required by the rules and regulations prescribed from time to time by the SEC.

Provision of Financial Statements

The indenture provides that if we are not required to file with the SEC periodic reports and other information pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, we will furnish without cost to each holder of notes and file with the trustee:

•	within 135 days after the end of each fiscal year, annual reports containing the information required to be contained in Items 1, 2, 3, 5, 6, 7, 8 and 9 of Form 10-K promulgated under the Exchange Act or substantially the same information required to be contained in comparable items of any successor form;

•	within 60 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports containing the information required to be contained in Form 10-Q promulgated under the Exchange Act or substantially the same information required to be contained in any successor form; and

•	promptly from the time after the occurrence of an event required to be therein reported, such other reports containing information required to be contained in Form 8-K promulgated under the Exchange Act or substantially the same information required to be contained in any successor form.

The indenture provides that we will also make such reports available to prospective purchasers of the notes, securities analysts and broker-dealers upon their request.

Limitation on Affiliate Transactions

The indenture provides that we will not, and will not permit any of our subsidiaries to, directly or indirectly, enter into any material transaction including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any affiliates unless:

•	such transaction is on terms that are no less favorable to us or the relevant subsidiary than those that would have been obtained in a comparable transaction by us or such subsidiary on an arms-length basis with an unrelated person or entity;

•	with respect to any transaction or series of related transactions involving aggregate consideration (or if the fair market value of the property the subject of such transaction is) in excess of $20.0 million, we deliver to the trustee a resolution of our board of directors, approved prior to the consummation thereof, set forth in an officers’ certificate certifying that such transaction complies with the preceding bullet point and that such transaction has been approved, prior to the consummation thereof, by a majority of the disinterested members of the our board of directors; and

•	with respect to any transaction or series of related transactions involving aggregate consideration (or if the fair market value of the property the subject of such transaction is) in excess of $50.0 million, we deliver to the trustee an opinion as to the fairness to us or such subsidiary of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The provisions of the preceding paragraph will not prohibit:

•	transactions between or among us and/or our wholly-owned subsidiaries;

•	transactions with an entity that is an affiliate of ours solely because we own, directly or through a subsidiary, capital stock in, or control, such entity;

•	payment of reasonable directors’ fees to our directors and other reasonable fees, compensation, benefits and indemnities paid or entered into by us or our subsidiaries to or with the officers, directors, employees or consultants of us and any of our subsidiaries; and

•	any issuance of our capital stock to our affiliates.

The term “affiliate” of any specified person or entity means any person or entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified person or entity. For purposes of this definition, “control” when used with respect to any specified person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Compliance Certificates

The indenture provides that we will deliver to the trustee, within 90 days after the end of each fiscal year, an officers’ certificate as to our compliance with all conditions and covenants contained in the indenture and the existence of any default or event of default. The officers’ certificate shall describe any default or event of default and the efforts to remedy the same. Compliance shall be determined without regard to any grace period or requirement of notice provided by the indenture.

Changes in Organizational Documents

The indenture provides that we will not amend our certificate of incorporation, bylaws, or other similar organizational document, other than any amendment that is not adverse in any material respect to the rights of the holders of the notes under the indenture.

Events of Default and Remedies

An event of default is defined in the indenture as being:

(1) a default in payment of the principal of, or premium (if any) on, any of the notes when due at maturity, upon redemption, required repurchase or otherwise;

(2) a default in any payment of interest on any note when due and payable and continued for 30 days;

(3) a default for 15 days in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;

(4) a failure to give notice of the right to require us to repurchase notes following the occurrence of a change in ownership or a fundamental change or notice regarding your right to require us to purchase the notes on June 30, 2011 and June 30, 2016;

(5) certain events of bankruptcy or insolvency affecting us or United;

(6) the guarantee ceases to be in full force and effect or is declared null and void, or United denies that it has any further liability under the guarantee, or gives notices to such effect (other than by reason of the termination of the indenture or the release of the guarantee in accordance with the indenture), and such condition shall have continued for a period of 30 days after written notice to us and United by the trustee or to us, United and the trustee by the holders of 25% in aggregate principal amount of the notes outstanding;

(7) a default in the performance of, or breach of, the covenants described under “—Consolidation, Merger or Sale of Assets”, “—Compliance Certificates” and “—Changes in Organizational Documents” and the covenant related to the provision of notice of defaults; and

(8) a default by us or United in the performance of, or breach of, any covenant or warranty of ours or United with respect to the notes or the related guarantee (other than a covenant or warranty, a default in whose performance or whose breach is specifically dealt with above), and such default or breach continues for 60 days (or

90 days in the case of a failure to comply with the covenant described under “—Reports”) after written notice to us and United by the trustee or to us, United and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding.

If an event of default (other than an event of default specified in clause (5) above) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, by written notice to us and the trustee, may declare the unpaid principal of and premium, if any, accrued and unpaid interest on and all other amounts due with respect to the notes to be due and payable. Upon such declaration, such principal, premium, interest and other amounts will become immediately due and payable, notwithstanding anything contained in the indenture or the notes to the contrary. If any event of default specified in clause (5) above occurs, all unpaid principal of, and accrued and unpaid interest on and all other amounts with respect to the notes will automatically become due and payable without any declaration or other act on the part of the trustee or any holder of notes.

However, prior to a judgment or decree for payment of money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the trustee, may rescind and annul a declaration of acceleration and its consequences, if we (1) pay or deposit with the trustee a sum sufficient to pay (a) all overdue installments of interest on all outstanding notes, (b) the principal of, any premium on and all other amounts due with respect to any outstanding notes which have become due otherwise than by such declaration of acceleration and interest on the notes, (c) to the extent that payment of such interest is lawful, interest upon overdue installments of interest and (d) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel and (2) cure all defaults, except the nonpayment of principal of, any premium on and other amounts due with respect to the notes that became due solely as a result of the acceleration. No such rescission shall affect any subsequent default or impair any right consequent thereon.

The holders of a majority in aggregate principal amount of outstanding notes, by notice to the trustee, may waive on behalf of the holders of all notes a past default or event of default with respect to the notes and its consequences except (1) a default or event of default in the payment of the principal of, any premium or interest on the notes or (2) in respect of a covenant or provision under the indenture which cannot be amended or modified without the consent of the holder of each outstanding note adversely affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured, but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereon.

Payments of principal or interest on the notes that are not made when due will accrue interest at the annual rate of 1% above the then-applicable interest rate from the required payment date.

The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the notes may pursue any remedy under the indenture, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request to the trustee to institute proceedings in respect of such event of default;

•	the holder has offered reasonable indemnity to the trustee against any losses, expenses or liabilities of the trustee;

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity; and

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes.

We will file with the trustee written notice of the occurrence of any event of default promptly, but in any event no later than five business days of becoming aware of any such event of default.

The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or interest on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

A default in the payment of the notes may give rise to a default under United’s credit facility, which we guarantee.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding.

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

•	reduce the amount of notes whose holders must consent to a supplemental indenture or waiver;

•	impair the right to institute suit for the enforcement of payment on the notes after the stated maturity, redemption or repurchase;

•	change any obligation of UAL to maintain an office or agency where notes may be presented or surrendered for payment;

•	reduce the principal of, premium on, or rate of interest on, or change the stated maturity of the principal of or interest on, any note;

•	affect our obligation to repurchase any note at the option of the holder or upon a change in ownership or a fundamental change in a manner adverse to such holder;

•	reduce the amount payable upon the redemption or repurchase of any note;

•	make the principal, premium or interest on any note payable in money or securities other than that stated in the note;

•	impair the right of a holder to convert any note or reduce the number of shares of common stock or any other property receivable upon conversion;

•	modify the ranking or priority of any note or the guarantee in any manner adverse to the holders of the notes;

•	release the guarantor from any of its obligations under its guarantee or the indenture;

•	impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder’s notes or the guarantee; or

•	make certain changes in the amendment provisions which require each holder’s consent or in the waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of notes, we, the guarantor and the trustee may amend or supplement the indenture or the notes to:

•	cure any ambiguity, mistake, defect or inconsistency or make any other provisions which are not inconsistent with the provisions of the indenture to the extent not adverse to the interests of the holders;

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	add any additional events of default;

•	add to or change any of the provisions of the indenture necessary to facilitate the issuance of notes in global form;

•	make provision with respect to the conversion rights of the holders in the event of certain reclassifications or changes in our outstanding shares of common stock or certain consolidations, mergers or sales of substantially all of our property or assets allowed under the indenture;

•	increase the conversion rate or increase the consideration payable to any holder;

•	secure the notes or the guarantee;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	evidence and provide the acceptance of the appointment of a successor trustee under the indenture; and

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939 as then in effect.

The holders of a majority in principal amount of the outstanding notes may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment of principal or interest on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

We will not, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of notes for or as inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to the notes, if:

•	(A) all outstanding notes (with certain limited exceptions) have been delivered to the trustee for cancellation or (B) all notes not previously delivered to the trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at our option, are to be called for redemption within one year, and we or the guarantor have deposited irrevocably with the trustee funds sufficient to pay and discharge the entire indebtedness on such notes not previously delivered to the trustee for cancellation to the date of such deposit (in the case of notes which have become due and payable) or to the stated maturity or redemption date, as the case may be;

•	we or United have paid or caused to be paid all other sums payable under the indenture by us; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

At any time, subject to certain conditions, we may terminate all of our and United’s obligations under the notes and the related guarantee (“legal defeasance”), except for certain obligations, including, among others, those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain an office or agency where the notes may be presented or surrendered for payment or for registration of transfer or exchange and where notices and demands to or upon us in respect of the notes and the indenture may be served.

In addition, at any time, subject to certain conditions, we may terminate our obligations under “—Consolidation, Merger or Sale of Assets” and “—Reports” (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an event of default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an event of default with respect to a default in the performance, or breach, of the covenants discussed under “—Consolidation, Merger or Sale of Assets” or “—Reports”.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the trustee (A) cash in United States dollars, (B) non-callable government obligations (as defined below) or (C) a combination of cash in United States dollars and non-callable government obligations, in each case, in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the principal of, premium, if any, and interest, if any, on the notes on the maturity of such principal or installment of principal or interest on the day on which such payments are due and payable in accordance with the terms of the indenture and the notes. We must also comply with certain other conditions, including, among others, delivery to the trustee of (1) an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law and must be accompanied by an officers’ certificate to the same effect), (2) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to legal or covenant defeasance, as the case may be, have been complied with and an opinion of counsel to the effect that either (i) registration is not required under the Investment Company Act of 1940, as amended, by us or by the trustee with respect to the defeasance trust or (ii) all necessary registrations under the Investment Company Act of 1940, as amended, have been effected and (3) an officers’ certificate stating that we have been informed by the relevant securities exchange(s) that the notes, if then listed on any such securities exchange, will not be delisted as a result of such deposit.

In addition, in order to exercise either of our defeasance options, (1) such defeasance shall not result in a breach or violation of, or constitute a default or event of default under, the indenture or result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we are a party or by which we are bound, (2) no default or event of default with respect to the notes shall have occurred and be continuing (A) on the date of the deposit of trust funds or (B) with respect to certain events of bankruptcy or insolvency affecting us or United, at any time during the period ending on the 121st day after the date of deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to us in respect of such deposit and (3) such defeasance shall not (A) cause the trustee to have a conflicting interest with respect to any of our securities or (B) result in the defeasance trust to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended.

The term “government obligations” means securities which are (i) direct obligations of the United States for the payment of which its full faith and credit is pledged or (ii) obligations of a person or entity controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the government obligation evidenced by such depositary receipt.

Calculations in Respect of the Notes

Unless otherwise specified, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, the amount of accrued interest payable on the notes and the conversion price of the notes. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Governing Law

The indenture provides that the notes and the indenture will be governed by the laws of the State of New York.

Form, Exchange, Registration and Transfer

We issued the notes in fully registered form, without interest coupons, in denominations of $1,000 principal amount and integral multiples thereof. We will not charge a service fee for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

If the notes become certificated, the notes will be exchangeable for other notes, for the same total principal amount and for the same terms but in different authorized denominations, in accordance with the indenture. We have initially appointed the trustee as security registrar for the notes. We may at any time rescind that designation. We are required to maintain an office or agency for transfer and exchange in each place of payment.

The registered holder of a note will be treated as the owner of such note for all purposes.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register.

The Trustee

The Bank of New York Trust Company, N.A., is the trustee under the indenture, paying agent, conversion agent and registrar for the notes. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

No Recourse Against Others

None of our directors, officers, employees or stockholders, as such, shall have any liability or any obligations under the notes, the guarantee or the indenture or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the notes.

Book-Entry System

Notes were issued in the form of global notes held in book-entry form. We deposited the global notes with DTC and registered the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global notes to such persons may be limited.

Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of global notes, Cede & Co. for all purposes will be considered the sole holder of such global notes. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will pay interest on and the redemption price and the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Neither we, the trustee, the registrar, the paying agent nor the conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

In order to ensure that DTC’s nominee will timely exercise a right conferred by the notes, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify DTC of its desire to exercise that right. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in the notes in order to ascertain the deadline for ensuring that timely notice will be delivered to DTC.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes. In addition, we may at any time and in our sole discretion determine not to have notes represented by global notes and in such event will issue certificates in definitive form in exchange for the global notes.

Registration Rights

Pursuant to a registration rights agreement, we and United agreed to use our best efforts to file a shelf registration statement under the Securities Act of 1933, as amended (the “Securities Act”), no later than May 1, 2007, to register resales of the notes and the shares of common stock issuable upon conversion of the notes or in payment of accrued interest on the notes, which we refer to as registrable securities. We and United have agreed to use commercially reasonable best efforts to keep the shelf registration statement effective until the earliest of:

(1) July 25, 2008;

(2) the date when no registrable securities are outstanding; and

(3)	the date on which all registrable securities (other than those held by our affiliates) are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

We will be permitted to suspend the use of the prospectus which is a part of the registration statement under certain circumstances relating to pending corporate developments and similar events.

A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

•	will be required to be named as a selling securityholder in the related prospectus;

•	may be required to deliver a prospectus to purchasers;

•	may be subject to certain civil liability provisions under the Securities Act in connection with those sales; and

•	will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

Subject to the following paragraph, no holder of registrable securities will be entitled:

•	to be named as a selling securityholder in a shelf registration statement as of the date such shelf registration statement is declared effective; or

•	to use the prospectus forming a part of the shelf registration statement for offers and resales of registrable securities at any time,

unless such holder has returned to us a completed and signed notice and questionnaire substantially in the form attached as Appendix A to the registration rights agreement.

If a holder of registrable securities returns a notice and questionnaire after the shelf registration statement is declared effective or otherwise becomes effective, we and United will take such actions necessary to identify such holder as a selling securityholder in the shelf registration statement; provided, however, that we and United will not be obligated to complete more than one filing (whether in the form of a prospectus supplement, post-effective amendment or current report on Form 8-K) for such purpose in any quarter unless the principal amount of registrable securities of holders that have returned a completed and signed notice and questionnaire but are not yet identified in the prospectus exceeds $75,000,000.

In the event that:

(1) the shelf registration statement ceases to be effective;

(2)	we suspend the use of the prospectus, or holders are not authorized to use the prospectus, pursuant to the registration rights agreement; or

(3)	the holders are otherwise prevented or restricted by us or United from effecting sales pursuant to the shelf registration statement

(we refer to each such event described above in clauses (1) through (3) as an effective failure) occurs for more than 30 days, whether or not consecutive, in any 90-day period, or more than 90 days, whether or not consecutive, during any 12-month period, then we will be required to pay liquidated damages at a rate per annum equal to an additional 0.25% of the principal amount of registrable securities from the 31st day of the applicable 90-day period, and 0.50% of the principal amount of registrable securities from the 91st day of the applicable 12-month period, as the case may be, that any such effective failure has existed until the time holders of registrable securities are again able to make sales under the shelf registration statement or, if earlier, the expiration of the period during which we are required to maintain effectiveness of the shelf registration statement. Neither we nor United will have any other liabilities for monetary damages with respect to our and its registration obligations.

DESCRIPTION OF UAL COMMON STOCK

The following description of UAL common stock includes a summary of certain provisions of UAL’s restated certificate of incorporation and amended and restated bylaws. This description is subject to the detailed provisions of, and is qualified by reference to, UAL’s certificate of incorporation and bylaws, which have been filed with the SEC.

General

UAL is authorized to issue up to 1,000,000,000 shares of common stock, par value $0.01 per share. UAL is also authorized to issue 250,000,000 shares of Preferred Stock, without par value (”Serial Preferred Stock”), 5,000,000 shares of PBGC 2% Convertible Preferred Stock, par value $0.01 per share, one share of Class Pilot MEC Junior Preferred Stock, par value $0.01 per share and one share of Class IAM Junior Preferred Stock, par value $0.01 per share.

Dividends

The holders of UAL common stock will be entitled to receive dividends, if and when declared payable from time to time by the UAL board of directors.

Liquidation

Upon any liquidation, dissolution or winding up of the company, after all securities ranking prior to the common stock, including any shares of UAL’s Serial Preferred Stock, PBGC 2% Convertible Preferred Stock, Class Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock, have been paid in full that to which they are entitled, the holders of the then outstanding common stock will be entitled to receive, pro rata, the remaining assets of the company available for distribution to its stockholders.

Voting Rights

Each outstanding share of common stock of the company will entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders. At meetings of stockholders, holders of UAL’s common stock vote together as a single class with holders of UAL’s Class Pilot MEC Preferred Stock and Class IAM Preferred Stock on all matters except the election of directors. The affirmative vote of holders of shares of UAL’s capital stock representing a plurality of the votes cast on the matter will be required to elect the directors to be elected by the applicable class of capital stock and the affirmative vote of holders of shares of UAL’s capital stock representing a majority of the votes present in person or by proxy at the meeting and entitled to be cast on the matter will be required to approve any other matters.

Certain Anti-Takeover Provisions, Including Limitations on Ownership and Transfer, in UAL’s Certificate of Incorporation and Bylaws

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for UAL’s board of directors to issue preferred stock with super voting, dividend or other special rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire UAL. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of UAL.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

UAL’s bylaws provide that special meetings of the stockholders may be called only by the Chief Executive Officer, the Chairman or the board and prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

UAL’s bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations for union directors or nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide UAL with certain information. Additionally, vacancies and newly created directorships may be filled by a vote of a majority of the directors then in office, even though less than a quorum. UAL’s bylaws allow the Chairman or a director designated by the Chairman to preside at a meeting to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of UAL.

Stockholder Action by Written Consent

Pursuant to Section 228 of the Delaware General Corporation Law, or the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the company’s certificate of incorporation provides otherwise. UAL’s certificate of incorporation provides that any action required or permitted to be taken by UAL stockholders may be effected at a duly called annual or special meeting of stockholders and may not be effected by consent in writing by such stockholders.

5% Ownership Limitation

UAL’s certificate of incorporation provides, subject to certain exceptions therein, that any attempted transfer of the company’s securities prior to the earliest of (A) February 1, 2011, (B) the repeal, amendment or modification of Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”) in such a way as to render the restrictions imposed by Section 382 no longer applicable to the company, (C) the beginning of a taxable year of the company in which no Tax Benefits (as defined in the Certificate) are available, and (D) the date on which the limitation amount imposed by Section 382 in the event of an ownership change of the company, would not be materially less than the net operating loss carry forward or net unrealized built-in loss of the company (the “Restriction Release Date”), or any attempted transfer of the company’s securities pursuant to an agreement entered into prior to the Restriction Release Date, will be prohibited and void ab initio so far as it purports to transfer ownership or rights in respect of such stock to the purported transferee (y) if the transferor is a five-percent shareholder or (z) to the extent that, as a result of such transfer either (1) any person or group of persons shall become a five-percent shareholder or (2) the percentage stock ownership interest in the company of any five-percent shareholder shall be increased. The certificate of incorporation provides an exception to this limitation for securities held by the Pension Benefit Guaranty Corporation.

Foreign Ownership Limitation

UAL’s certificate of incorporation limits the total number of shares of equity securities held by all persons who fail to qualify as citizens of the United States to having no more than 24.9% of the voting power of the outstanding equity securities.

Other

UAL common stock is not convertible into, or exchangeable for, any other class or series of capital stock. Holders of common stock have no preemptive or other rights to subscribe for or purchase additional securities of the company. UAL’s certificate of incorporation contains no sinking fund provisions or redemption provisions with respect to the common stock. Shares of common stock are not subject to calls or assessments. No personal liability will attach to holders under the laws of the State of Delaware (the company’s state of incorporation) or of the State of Illinois (the state in which the company’s principal place of business is located). There is no classification of the board of directors of the company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

This section summarizes the material U.S. tax consequences to holders of notes, and, where noted, UAL common stock, as of the date hereof. However, the discussion is limited in the following ways:

•	The discussion only covers you if you acquire notes or UAL common stock pursuant to this prospectus.

•	The discussion only covers you if you hold the notes or UAL common stock as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of notes. We suggest that you consult your tax advisor about the consequences of holding notes in your particular situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the Internal Revenue Service (the “IRS”) on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

•	This discussion does not address tax considerations applicable to investors that may be subject to special tax rules, such as financial institutions, tax-exempt entities, insurance companies, dealers in securities or foreign currencies, persons that will hold notes or UAL common stock received pursuant to conversion of the notes as part of a hedge or as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction.

•	This discussion does not address the U.S. Federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the notes or UAL common stock.

If you are considering buying notes or UAL common stock pursuant to this prospectus, we suggest that you consult your tax advisor about the tax consequences of holding the notes or UAL common stock in your particular situation.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder”. A “U.S. Holder” is:

•	an individual U.S. citizen or resident alien;

•	a corporation or entity taxable as a corporation for U.S. Federal income tax purposes that was created under U.S. law (federal or state); or

•	an estate or trust whose world-wide income is subject to U.S. Federal income tax.

If a partnership holds notes or UAL common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes or UAL common stock, we suggest that you consult your tax advisor.

Interest

•	If you are a cash method taxpayer (including most individual holders), you must report interest on the notes (including (i) any accrued and unpaid interest deemed to have been paid upon conversion and (ii) the fair market value of any UAL common stock paid as interest) in your income when you receive it.

•	If you are an accrual method taxpayer, you must report interest on the notes (including (i) any accrued and unpaid interest deemed to have been paid upon conversion and (ii) the fair market value of any UAL common stock paid as interest) in your income as it accrues.

Sale or Retirement of Notes

Except as set out below under “Conversion of the Notes”, on your sale or retirement of your notes:

•	You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the notes. Your tax basis in the notes is your cost, subject to certain adjustments.

•	Your gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if you held the notes for more than one year. For an individual, the maximum tax rate on long-term capital gains is 15% if the holder has a holding period greater than one year.

•	If you sell the notes between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the notes but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

Conversion of the Notes

If you convert the notes and receive only cash, your gain or loss will be the same as if you disposed of the notes in a taxable disposition, as described above under “Sale or Retirement of Notes”. If you receive a combination of cash and UAL common stock upon conversion of notes, we believe it is likely that the conversion will be treated as a recapitalization. In a recapitalization, you would recognize gain, but not loss, on the exchange equal to the lesser of (i) the amount of cash received (other than in respect of accrued and unpaid interest or in lieu of a fractional share of UAL common stock) and (ii) the amount of gain realized, which will be equal to the excess, if any, of the amount of cash you receive (other than in respect of accrued and unpaid interest or in lieu of a fractional share) plus the fair market value of UAL common stock you receive, over your adjusted tax basis in the notes. Your aggregate tax basis in UAL common stock received will be the same as your basis in the notes at the time of conversion, reduced by the amount of any cash received (other than in respect of accrued and unpaid interest) and increased by the amount of gain, if any, recognized. Cash received in lieu of a fractional share of UAL common stock should be treated as a payment in exchange for the fractional share of UAL common stock. This will result in capital gain or loss (measured by the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share).

Alternatively, there is a possibility that a conversion in which you receive a combination of cash and UAL common stock could be treated as a partial taxable sale of the notes and a partial tax-free conversion of the notes. You should consult your tax advisor regarding the U.S. Federal income tax consequences to you of the receipt of both cash and UAL common stock upon conversion of notes. In each case described above, your holding period for the UAL common stock received will include your holding period for the notes converted.

Constructive Distributions

The conversion price of the notes will be adjusted in certain circumstances. See the discussion under “Description of the Notes—Conversion Rate Adjustments” above. Under Section 305(c) of the Internal Revenue Code of 1986, as amended (the “Code”), adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may, in certain circumstances, be treated as a deemed distribution to you, whether or not you ever exercise your conversion privilege. Any deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the rules governing corporate distributions. In particular, any adjustment in the conversion rate to compensate U.S. holders of notes for taxable distributions of cash on any outstanding UAL common stock will be treated as a deemed distribution of stock to the U.S. holders, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits. Any deemed dividend would not be eligible for the dividends received deduction or for preferential rates applicable to certain non-corporate U.S. holders in respect of certain dividends. In certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution to holders of UAL common stock. You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment.

Distributions on Common Stock

In general, distributions with respect to UAL common stock received upon the conversion of notes will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. Federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of a U.S. holder’s basis in UAL common stock and thereafter as capital gain. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Dividends received by a non-corporate U.S. holder will generally qualify for a reduced rate of taxation (currently effective for tax years through 2010) if the holder meets certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

You will recognize capital gain or loss on the sale or other disposition of UAL common stock received upon the conversion of notes. This capital gain or loss will equal the difference between the amount realized and your tax basis in UAL common stock. Your basis in UAL common stock received in a conversion will be determined as described under “Conversion of the Notes” above. Capital gain of a non-corporate U.S. holder is eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

•	Assuming you hold your notes or UAL common stock through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on your notes, unless an exemption applies.

•	Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•	If you are subject to these requirements but do not comply, the intermediary must withhold at a rate that is currently 28% of all amounts payable to you on the notes (including principal payments), dividends on UAL common stock and the proceeds from a sale or other disposition of the notes or UAL common stock. This is called “backup withholding”. If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

•	All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder”. A “Non-U.S. Holder” is any holder that is not a U.S. Holder.

Withholding Taxes

Generally, payments of principal and interest on the notes will not be subject to U.S. withholding taxes. For the exemption from withholding taxes to apply to you, however, you must meet one of the following requirements:

•	You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your notes. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the notes and that you are not a U.S. Holder.

•	You hold your notes directly through a “qualified intermediary”, and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a

non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•	You are entitled to an exemption from withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

•	The interest income on the notes is effectively connected with the conduct of your trade or business in the United States and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

•	The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•	An intermediary through which you hold the notes fails to comply with the procedures necessary to avoid withholding taxes on the notes. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the notes. However, if you hold your notes through a qualified intermediary or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the notes the qualified intermediary will not generally forward this information to the withholding agent.

•	You own 10% or more of the voting stock of UAL, are a “controlled foreign corporation” with respect to UAL, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S., as discussed above.

Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. This reporting does not apply to you, however, if one of the following conditions applies:

•	You hold your notes directly through a qualified intermediary and the applicable procedures are complied with.

•	You file Form W-8ECI.

The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of non-U.S. holders of notes, including partnerships, trusts, and other entities treated as pass-through entities for U.S. Federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

Sale, Retirement or Other Disposition of the Notes or Shares of Common Stock

If you sell notes, or they are redeemed, or otherwise dispose of the notes or UAL common stock, you will not be subject to U.S. Federal income tax on any gain unless one of the following applies:

•	The gain is connected with a trade or business that you conduct in the United States, in which case (i) any interest on the notes, and any gain from disposing of the notes, generally will be subject to income tax as if you were a U.S. Holder and (ii) if you are a corporation, you may be subject to the “branch profits tax” of 30% (or a lower rate prescribed in an applicable income tax treaty) on your earnings that are connected with your U.S. trade or business, including earnings from the notes.

•	You are an individual, you are present in the United States for at least 183 days during the taxable year in which you dispose of the notes, and certain other conditions are satisfied.

•	The gain represents accrued interest, in which case the rules for interest would apply.

•	UAL is or has been a “U.S. real property holding corporation” for U.S. Federal income tax purposes at any time during the five-year period preceding such sale or other disposition. UAL believes that it has not been and is not currently a “U.S. real property holding corporation”, and UAL does not expect to become one in the future based on anticipated business operations.

Dividends

Dividends (including deemed dividends on the notes described above under “U.S. Holders—Constructive Distributions”) paid to you on UAL common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, if applicable, you will be required to provide an IRS Form W-8BEN certifying your entitlement to benefits under a treaty.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

•	Principal and interest payments made in respect of notes and proceeds of the sale or other taxable disposition of notes or UAL common stock you receive will be automatically exempt from the usual rules if you are a Non-U.S. Holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

•	Sale proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States. In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

SELLING SECURITYHOLDERS

The notes were originally issued by UAL to irrevocable trusts established for the benefit of certain of our employees. The trusts sold the notes to Goldman, Sachs & Co. (“Goldman”), and Goldman sold the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by it to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and shares of UAL common stock issuable upon conversion of the notes or in payment of accrued interest on the notes.

The following table sets forth information with respect to the selling securityholders and the principal amounts of notes and shares of UAL common stock beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or UAL common stock issuable upon conversion of the notes or in payment of accrued interest on the notes. Because the selling securityholders may sell all or some portion of the notes or the UAL common stock pursuant to this prospectus, we cannot estimate the amount or percentage of the notes or the UAL common stock that will be held by the selling securityholders upon completion of any of these sales. For purposes of this table, however, we have assumed that, after completion of the offering, none of the notes or shares of UAL common stock covered by this prospectus will be held by the selling securityholders. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $726,000,000 aggregate initial principal amount of notes outstanding. After completion of the offering, no selling securityholder named in the table below will beneficially own one percent or more of UAL common stock based on 113,331,864 shares of UAL common stock outstanding on March 31, 2007. The number of shares of UAL common stock offered hereby is based on the initial conversion rate equivalent to 28.7035 shares of UAL common stock per $1,000 initial principal amount of notes and a cash payment in lieu of any fractional shares. This conversion rate is subject to adjustment as described under “Description of the Notes—Conversion Rights”. Accordingly, the number of shares of UAL common stock may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes.

Changed information regarding the selling securityholders named below and information concerning other selling securityholders will be set forth in prospectus supplements or amendments from time to time, if required.

	Principal
	Amount of
	Notes			Shares of UAL
	Beneficially		Shares of UAL	Common Stock
	Owned and	Percentage of	Common Stock	Beneficially
	Offered	Notes	Offered	Owned After
Selling Securityholder	Hereby	Outstanding	Hereby	the Offering (a)

Alabama Children’s Hospital Foundation	$30,000	*	861	—
Alcon Laboratories	553,000	*	15,873	—
Akanthos Arbitrage Master Fund, L.P.	47,500,000	6.5%	1,363,416	—
Arkansas PERS	1,230,000	*	35,305	—
Arkansas Teacher Retirement System	2,750,000	*	78,934	—
Arlington County Employees Retirement System	795,000	*	22,819	—
Aristeia International Limited	25,695,000	3.5%	737,536	—
Aristeia Partners LP	4,305,000	*	123,568	—
Baptist Health of South Florida	665,000	*	19,087	—
Boilermakers Blacksmith Pension Trust	1,445,000	*	41,476	—
British Virgin Islands Social Security Board	183,000	*	5,252	—
DaimlerChrysler Corp Emp #1 Pension Plan DTD 4/1/89	1,261,000	*	36,195	—
D.E. Shaw Valence Portfolios, L.L.C.	20,455,000	2.8%	587,130	—
Engineers Joint Pension Fund	225,000	*	6,458	—

	Principal
	Amount of
	Notes			Shares of UAL
	Beneficially		Shares of UAL	Common Stock
	Owned and	Percentage of	Common Stock	Beneficially
	Offered	Notes	Offered	Owned After
Selling Securityholder	Hereby	Outstanding	Hereby	the Offering (a)

Florida Power and Light Group Employee Pension Plan	485,000	*	13,921	—
FPL Group Employees Pension Plan	705,000	*	20,235	—
Franklin and Marshall College	30,000	*	861	—
General Motors Co. (GMIMCO)	1,510,000	*	43,342	—
GLG Market Neutral Fund	20,000,000	2.8%	574,070	—
Goldman Sachs & Co. Profit Sharing Master Trust	124,000	*	3,559	—
Grady Hospital	152,000	*	4,362	—
Hare & Co f/b/o John Hancock High Yield Bond Fund	24,430,000	3.4%	701,226	—
Hare & Co f/b/o John Hancock Strategic Income Fund	2,235,000	*	64,152	—
Independence Blue Cross	689,000	*	19,776	—
John Hancock Funds II High Income	4,200,000	*	120,554	—
John Hancock Funds II Strategic Income	595,000	*	17,078	—
John Hancock Trust High Income	4,740,000	*	136,054	—
John Hancock Trust Strategic Income	670,000	*	19,231	—
KBC Financial Products USA Inc.	7,950,000	1.1%	228,192	—
Marathon Global Convertible Master Fund, Ltd.	20,750,000	2.9%	595,597	—
MGF High Yield Fund	470,000	*	13,490	—
NFJ DIV, INT, & Prem Strategy	9,000,000	1.2%	258,331	—
Nicholas Applegate U.S. Convertible Fund	1,105,000	*	31,717	—
Nuveen Preferred & Convertible Fund JQC	4,280,000	*	122,850	—
Nuveen Preferred & Convertible Income Fund JPC	3,035,000	*	87,115	—
Occidental Petroleum	366,000	*	10,505	—
OZ Special Funding (OZMD) LP	9,876,000	1.3%	283,475	—
Police & Fire Retirement System of the City of Detroit	637,000	*	18,284	—
Polygon Global Opportunities Master Fund	25,000,000	3.4%	717,587	—
Pro-Mutual	1,003,000	*	28,789	—
Rampart Enhanced Covertible Investors, LLC	224,000	*	6,429	—
San Diego City Retirement System	1,175,000	*	33,726	—
San Diego Employees Retirement Assoc.	1,025,000	*	29,421	—
San Francisco City & County ERS	1,570,000	*	45,064	—
The City University of New York	159,000	*	4,563	—
The Income Fund of America, Inc.	72,600,000	10.0%	2,083,874	58,831
Trustmark Insurance Co.	426,000	*	12,227	—
US Bank FBO Essentia Health Systems	70,000	*	2,009	—
Total	$328,378,000	45.2%	9,425,576	58,831

*	Less than 1%.
(a)	Reflects the number of shares of UAL common stock beneficially owned prior to the offering (excluding shares of UAL common stock issuable upon conversion of the notes).

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the notes and shares of UAL common stock issuable upon conversion of the notes or in payment of accrued interest on the notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The notes and the UAL common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes or the UAL common stock may be listed or quoted at the time of sale, including Nasdaq in the case of the UAL common stock;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options (including the issuance by the selling securityholders of derivative securities), whether the options or such other derivative securities are listed on an options or other exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In connection with the sale of the notes and the UAL common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the notes or the UAL common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the notes and the UAL common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or the UAL common stock to broker-dealers that in turn may sell these securities. The selling securityholders may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the notes or the UAL common stock, which the broker-dealer or other financial institution may resell pursuant to this prospectus. The selling securityholders may also enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

The aggregate proceeds to the selling securityholders from the sale of the notes or the UAL common stock offered by them hereby will be the purchase price of the notes or UAL common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or UAL common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Outstanding UAL common stock is listed for trading on Nasdaq. Although the notes issued in the initial placement are eligible for trading on the PORTAL market, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market. UAL does not intend to list the notes for trading on any national securities exchange or on Nasdaq and can give no assurance about the development of any trading market for the notes.

In order to comply with the securities laws of some states, if applicable, the notes and the UAL common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any broker-dealers or agents that participate in the sale of the notes and the UAL common stock may be deemed to be “underwriters” within the meaning of the Securities Act. Profits on the sale of the notes and the UAL common stock by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders may be deemed to be “underwriters”, they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the notes and the UAL common stock by the selling securityholders.

A selling securityholder may decide not to sell any notes or UAL common stock described in this prospectus. We cannot assure you that any selling securityholder will use this prospectus to sell any or all of the notes or the UAL common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the notes and the UAL common stock by other means not described in this prospectus.

With respect to a particular offering of the notes and the UAL common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific notes or UAL common stock to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

We entered into the registration rights agreement for the benefit of holders of the notes to register their notes and the UAL common stock issuable upon conversion of the notes or in payment of accrued interest on the notes under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling securityholders and any underwriter, dealer or selling agent, on the one hand, and UAL and United, on the other hand, will indemnify each other and the respective directors, officers and controlling persons of such parties against specific liabilities in connection with the offer and sale of the notes and the UAL common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the notes and the UAL common stock to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements and the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference to the UAL Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include explanatory paragraphs referring to UAL’s emergence from bankruptcy, and changes in accounting for share based payments, and the method of accounting for and the disclosures regarding pension and postretirement benefits, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting and (3) express an adverse opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference to the United Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to United’s emergence from bankruptcy, and changes in accounting for share based payments, and the method of accounting for and the disclosures regarding pension and postretirement benefits), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington, D.C. and in other locations. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov. Copies of documents filed by us with the SEC are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have filed a registration statement on Form S-3 under the Securities Act with the SEC to register the notes, the related guarantee and the shares of UAL common stock offered by this prospectus. This prospectus does not contain all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

UAL Corporation Filings	Period Covered or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2006

Current Reports on Form 8-K (other than the portions not deemed to be filed)	Filed on February 5, 2007 Filed on March 26, 2007 Filed on March 26, 2007

Proxy Statement on Schedule 14A	Filed on March 26, 2007

The description of UAL common stock contained in the Registration Statement on Form 8-A filed with the SEC on February 1, 2006 (File No. 001-06033) and any amendments or reports that update such description.

United Air Lines, Inc. Filings	Period Covered or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2006

We also incorporate by reference additional documents that UAL or United may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering. The additional documents so incorporated include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed), as well as proxy statements.

You may obtain any of the documents incorporated by reference through us or the SEC or its Internet website, as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:

UAL Corporation
77 West Wacker Drive
Chicago, Illinois 60601
(312) 997-8000

We have not authorized anyone to give any information or make any representation about the offering or us that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

$726,000,000

UAL Corporation

4.50% Senior Limited-Subordination Convertible Notes due 2021,
Shares of Common Stock Issuable Upon Conversion of
the Notes or in Payment of Accrued Interest on the Notes
and Related Guarantee by United Air Lines, Inc.

PROSPECTUS

APRIL 23, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses, all of which are to be paid by us, in connection with the sale and distribution of the securities being registered:

SEC filing fee	$22,790
Legal fees and expenses (other than for counsel for selling securityholders)	25,000
Accounting fees and expenses	15,000
Printing expenses	11,000

Total	$73,790

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the Delaware General Corporation Law (the ”DGCL”) provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The restated certificate of incorporation of each of UAL and United generally provides that each of UAL and United will indemnify its respective directors and officers to the fullest extent permitted by law; provided that except as provided in the following paragraph, UAL and United will indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. Furthermore, neither UAL nor United will be obligated to indemnify a director or officer for costs and expenses relating to proceedings (or any part thereof) instituted against UAL or United, respectively, by such director or officer (other than proceedings pursuant to which such director, officer, or employee is seeking to enforce such director’s, officer’s, or employee’s indemnification rights hereunder). The right to indemnification includes the right to be paid the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires the payment of such expense incurred by a director or officer in such capacity in advance of the final disposition of a proceeding, it shall be made only upon delivery of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

If UAL or United do not pay a claim for indemnification in full within thirty days after a written claim has been received by it, the claimant may at any time thereafter bring suit to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to UAL or United) that the claimant has not met the standards of conduct which make it permissible under the DGCL for UAL or United to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on UAL or United. Neither the failure by UAL or United (including by its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by UAL or United (including by its Board of Directors, independent legal counsel, or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The restated certificate of incorporation of each of UAL and United also provides for the limitation of liability set forth in Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The restated certificate of incorporation of each of UAL and United allows each of UAL and United, respectively, to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the respective corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section. UAL maintains a policy which provides liability insurance for directors and officers of UAL and its subsidiaries.

The right to indemnification set forth in the restated certificate of incorporation of each of UAL and United is not exclusive of any other right which any person may have or acquire under any statute, any provision of the restated certificate of incorporation or bylaws of each of UAL or United, agreement, vote of stockholders or disinterested directors or otherwise.

The employment agreement of each of Mr. Tilton and Mr. McDonald provide that UAL and United shall maintain, for the benefit of each of Mr. Tilton and Mr. McDonald, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained for UAL and United officers and directors on the respective effective date of each agreement. In addition, the employment agreement of each of Mr. Tilton and Mr. McDonald provides for indemnification against liability as an officer or director of UAL and United and any subsidiary or affiliate to the maximum extent permitted by applicable law. These rights shall continue so long as Mr. Tilton and Mr. McDonald may be subject to such liability, whether or not the employment agreement of Mr. Tilton or Mr. McDonald may have terminated prior thereto.

Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits. The exhibits required to be filed as part of this registration statement are listed in the attached Exhibit Index.

Item 17. UNDERTAKINGS

Each undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(iii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of the registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on this 23rd day of April, 2007.

UAL CORPORATION,

  by

/s/  Frederic F. Brace
Name: Frederic F. Brace

Title:	Executive Vice President and Chief Financial Officer
POWER OF ATTORNEY

The officers and directors of UAL Corporation whose signatures appear below hereby constitute and appoint Glenn F. Tilton and Frederic F. Brace, or either of them, to act severally as attorneys-in-fact and agents, with power of substitution and resubstitution, for each of them in any and all capacities, to sign any amendments to this report and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Glenn F. Tilton Glenn F. Tilton	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 23, 2007

/s/ Frederic F. Brace Frederic F. Brace	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 23, 2007

/s/ Richard J. Almeida Richard J. Almeida	Director	April 23, 2007

/s/ Mark A. Bathurst Mark A. Bathurst	Director	April 23, 2007

/s/ Mary K. Bush Mary K. Bush	Director	April 23, 2007

/s/ Stephen R. Canale Stephen R. Canale	Director	April 23, 2007

/s/ W. James Farrell W. James Farrell	Director	April 23, 2007

/s/ Walter Isaacson Walter Isaacson	Director	April 23, 2007

/s/ Robert D. Krebs Robert D. Krebs	Director	April 23, 2007

/s/ Robert S. Miller, Jr. Robert S. Miller, Jr.	Director	April 23, 2007

/s/ James J. O’Connor James J. O’Connor	Director	April 23, 2007

/s/ David J. Vitale David J. Vitale	Director	April 23, 2007

/s/ John H. Walker John H. Walker	Director	April 23, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Chicago, Illinois, on this 23rd day of April, 2007.

UNITED AIR LINES, INC.

  by

/s/  Frederic F. Brace
Name: Frederic F. Brace

Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

The officers and directors of United Air Lines, Inc. whose signatures appear below hereby constitute and appoint Glenn F. Tilton and Frederic F. Brace, or either of them, to act severally as attorneys-in-fact and agents, with power of substitution and resubstitution, for each of them in any and all capacities, to sign any amendments to this report and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Glenn F. Tilton Glenn F. Tilton	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 23, 2007

/s/ Frederic F. Brace Frederic F. Brace	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 23, 2007

/s/ David M. Wing David M. Wing	Vice President and Controller (Principal Accounting Officer)	April 23, 2007

/s/ Peter D. McDonald Peter D. McDonald	Director	April 23, 2007

/s/ John P. Tague John P. Tague	Director	April 23, 2007

EXHIBIT INDEX

Exhibit		Description

*4	.1	Restated Certificate of Incorporation of UAL Corporation (filed as Exhibit 3.1 to UAL’s Form 8-K filed on February 1, 2006, Commission file number 1-6033, and incorporated herein by reference)

*4	.2	Amended and Restated Bylaws of UAL Corporation (filed as Exhibit 3.2 to UAL’s Form 8-K filed on February 1, 2006, Commission file number 1-6033, and incorporated herein by reference)

*4	.3	Indenture, dated as of July 25, 2006, between UAL Corporation, as issuer, United Air Lines, Inc., as guarantor, and The Bank of New York Trust Company, N.A., as trustee (filed as Exhibit 4.1 to UAL’s Form 8-K filed on July 27, 2006, Commission file number 1-6033, and incorporated herein by reference)

4.4		Registration Rights Agreement dated July 25, 2006, between UAL Corporation, as issuer, United Airlines Lines, Inc., as guarantor, and Goldman, Sachs & Co.

4.5		Specimen Certificate of UAL Corporation common stock

5.1		Opinion of Cravath, Swaine & Moore LLP regarding the validity of the securities being registered in this registration statement

12.1		Computation of Ratio of Earnings to Fixed Charges

23.1		Consent of Deloitte & Touche LLP, independent registered public accounting firm of UAL Corporation

23.2		Consent of Deloitte & Touche LLP, independent registered public accounting firm of United Air Lines, Inc.

23.3		Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1)

24.1		Powers of Attorney (included on signature pages of this registration statement)

25.1		Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York Trust Company, N.A., as trustee

*	Previously Filed